Exhibit (r)(2)

Column A Bow River Advisers LLC Compliance Program

Bow River Asset Management, LLC

Bow River Advisers, LLC

Code of Ethics

Spring 2023

Column A Bow River Advisers LLC Compliance Program

Code of Ethics

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

∑	The adviser’s fiduciary duty to its clients;

∑	Compliance with all applicable Federal Securities Laws;

∑	Reporting and review of personal Securities transactions and holdings;

∑	Reporting of violations of the code; and

∑	The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Bow River Capital and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Bow River Capital to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Bow River Capital’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Bow River Capital must act in its Clients’ best interests. Neither Bow River Capital, nor any Employee should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are generally expected to discuss any perceived risks, or concerns about Bow River Capital’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Bow River Capital or its Employees could have severe negative consequences for Bow River Capital, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

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Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO and/or the President on the matter. Any problems identified during the review will be addressed in ways that reflect Bow River Capital’s fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Firm’s senior executives. Retaliation against any Associate who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CCO, but may also notify the CEO directly.

Consequences for Failure to Comply

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Bow River Capital will distribute the Compliance Manual and the Firm’s Code of Ethics to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Bow River Capital’s policies and procedures described in the Manual, including this Code of Ethics. Employees should complete the Compliance Manual Certification in ComplySci upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Bow River Capital, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Bow River Capital, its Employees, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Bow River Capital’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Bow River Capital and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Bow River Capital and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

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In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

Personal Securities Transactions

Employees’ personal trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Bow River Capital’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Associates have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Bow River Capital requires Employees to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

∑	Direct obligations of the Government of the United States;

∑	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

∑	Shares issued by money market funds;

∑	Shares issued by open-end investment companies registered in the U.S. (including exchange-traded funds), other than funds advised or underwritten by Bow River Capital or an affiliate;

∑	Interests in 529 college savings plans; and

∑	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Bow River Capital or an affiliate.

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Pre-clearance Procedures

Employees must have written clearance for all transactions involving IPOs, Private Placements or transactions in the secondaries markets before completing the transactions. Bow River Capital may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Employees should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Bow River Capital’s pre-clearance procedures.

Employees must submit requests for trading preclearance through ComplySci. All pre-clearance requests must be submitted to the CCO. Exemptions from the pre-clearance procedures may be available under very limited circumstances with approval from the Compliance Committee.

Reporting

Bow River Capital must collect information regarding the personal trading activities and holdings of all Employees or Access Persons. Employees must submit quarterly reports regarding Reportable Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees must utilize ComplySci to fulfill quarterly reporting obligations. For Broker-Dealers that don’t feed directly into ComplySci, Employees may also elect to use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements. The CCO must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported in ComplySci. If an Access Person did not have any transactions or account openings to report, this should be indicated within ComplySci within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO via ComplySci on or before January 31st of each year, and within 10 days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

If an Associate does not have any holdings and/or accounts to report, this should be indicated in ComplySci within 10 days of becoming an Employee and by January 31st of each year.

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Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

∑	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

∑	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Bow River Capital’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO will closely monitor Employees’ investment patterns to detect the following potentially abusive behavior:

∑	Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing of mutual funds;

∑	Trading opposite of Client trades;

∑	Trading ahead of Clients; and

∑	Trading that appears to be based on Material Non-Public Information.

The CCO will review reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and compare securities traded to the restricted list. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

If no exemptions from review are applicable, the Chief Financial Officer will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Bow River Asset Management, LLC will describe its Code of Ethics in Part 2 of Form ADV. Both Bow River Asset Management, LLC and Bow River Advisers, LLC will, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Bow River Capital’s Code of Ethics should be directed to the CCO.

Recordkeeping

Rule 204-2(a) (12) and (13) of the Advisers Act requires advisers to keep copies of all relevant material relating to the Adviser Code.

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Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN ADDRESS

CITY, STATE ZIP

Re:	Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate monthly account statements for the above-named account to:

Bow River Capital

Attn: James D Kerr, Chief Compliance Officer

205 Detroit Street, Suite 800

Denver, Colorado 80206

If you have any questions or concerns, please call me at (720) [XXXXX]. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:

James D Kerr, Chief Compliance Officer